SCHEDULE 14A
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INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
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Exchange Act of 1934 (Amendment No.       )

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ENERGY SEARCH, INCORPORATED

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Energy Search Incorporated 280 Ft. Sanders West Blvd. Suite 200, Knoxville, TN 37922 Telephone: 865-531-6562 Telefax: 865-531-1435	NEWS RELEASE

Contact:	Charles P. Torrey Chief Executive Officer 800-551-5810

For Immediate Release:

Energy Search, Incorporated
Announces a Special Meeting of Shareholders
to Vote on its Merger with a Subsidiary of EOG Resources, Inc.

KNOXVILLE, Tenn., June 26, 2001 /PRNewswire/--Energy Search, Incorporated (Nasdaq:EGAS) ("Energy Search") announced that it will hold a special meeting of its common shareholders and preferred shareholders on July 19, 2001 at 10:30 a.m. local time, at Gettysvue Country Club, 9317 Linksvue Drive, Knoxville, Tennessee. The purpose of the special meeting will be to vote on a proposal to approve the Agreement and Plan of Merger dated as of May 23, 2001 (the "Merger Agreement") by and among Energy Search, EOG Resources, Inc. (NYSE: EOG) ("EOG Resources") and EOG Tennessee, Inc., a newly formed subsidiary of EOG Resources ("EOG Tennessee"), and to approve the transactions contemplated by the Merger Agreement.

The merger is subject to approval by the holders of a majority of the shares of common stock outstanding and by the holders of a majority of the shares of preferred stock outstanding, each voting as a separate class.

If the Merger Agreement and related transactions are approved at the special meeting, shares of Energy Search common stock and preferred stock will, subject to the terms of the Merger Agreement, be converted to the right to receive $8.22 in cash, without interest.

The record date for the special meeting is June 1, 2001. Only those persons who owned common stock or preferred stock of Energy Search at the close of business on June 1, 2001 will be entitled to vote on the proposal.

The board of directors of Energy Search unanimously recommends that common and preferred stockholders vote "FOR" the merger proposal.

Energy Search has mailed a proxy statement to its shareholders as of June 20, 2001 containing information about the merger. Shareholders of Energy Search and other investors are advised to read the proxy statement carefully because it contains important information about Energy Search, the merger, the persons soliciting proxies related to the merger, including officers and directors of Energy Search, their interest in the merger, and related matters. Shareholders may also obtain free copies of the proxy statement at the Securities and Exchange Commission's website at http://www.sec.gov.

Energy Search, Inc. is an independent oil and gas exploration and production company focused primarily on developmental drilling and production of natural gas reserves in the Appalachian Basin.

EOG Resources, Inc., headquartered in Houston, Texas, explores for, develops, produces and markets natural gas and crude oil primarily in producing basins in the United States, as well as in Canada and Trinidad, and, to a lesser extent, selected other international areas.

This press release includes forward-looking statements. All statements, other than statements of historical facts, which address activities, events or developments that Energy Search expects or anticipates will or may occur in the future are forward-looking statements, including statements concerning the possible outcome of the merger, the impact of the transaction on Energy Search and the anticipated time of closing. A number of risks and uncertainties could cause actual results and developments to differ materially from these statements. A complete discussion of these risks and uncertainties is contained in Energy Search's reports and documents filed from time to time with the SEC.

For further information contact Charles P. Torrey, Jr., Chief Executive Officer at 865-531-6562 or David R. Evanson, Financial Communications, at 610-649-3604.